Exhibit 99.2

SCHEDULE I

BROOKFIELD BUSINESS CORPORATION

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship
Cyrus Madon, Executive Chairman	225 Liberty Street, 8th Floor, New York, NY 10281	Executive Chairman, Brookfield Private Equity Group	Canada

Jeffrey Blidner, Director	225 Liberty Street, 8th Floor, New York, NY 10281	Vice Chair, Brookfield Corporation	Canada

David Court, Director	225 Liberty Street, 8th Floor, New York, NY 10281	Director Emeritus, McKinsey & Company	Canada

Stephen Girsky, Director	225 Liberty Street, 8th Floor, New York, NY 10281	Managing Partner, VectoIQ LLC	United States

David Hamill, Director	225 Liberty Street, 8th Floor, New York, NY 10281	Corporate Director	Australia

Anne Ruth Herkes, Director	225 Liberty Street, 8th Floor, New York, NY 10281	Corporate Director	Germany

John Lacey, Lead Director	225 Liberty Street, 8th Floor, New York, NY 10281	Chairman, Doncaster Consolidated Ltd.	Canada

Don Mackenzie, Director	225 Liberty Street, 8th Floor, New York, NY 10281	Chairman and Owner of New Venture Holdings	Bermuda

Michael Warren, Director	225 Liberty Street, 8th Floor, New York, NY 10281	Founding Partner of DGA-Albright Stonebridge Group (ASG)	United States

Patricia Zuccotti, Director	225 Liberty Street, 8th Floor, New York, NY 10281	Corporate Director	United States

Anuj Ranjan, Chief Executive Officer	225 Liberty Street, 8th Floor, New York, NY 10281	Managing Partner, Brookfield Asset Management	Canada

Jaspreet Dehl, Chief Financial Officer	225 Liberty Street, 8th Floor, New York, NY 10281	Managing Partner, Brookfield Asset Management	Canada